Filed Pursuant to Rule 424B(3)
                                                  Registration No. 333-25475

         PROSPECTUS
                                     351,070

                             CALI REALTY CORPORATION

                                  Common Stock

                                    --------

All of the 351,070 shares of common stock, $0.01 par value per share (the "Common Stock"), of Cali Realty Corporation (together with its subsidiaries, the "Company") offered hereby are offered for the account of the Stockholders named herein (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any proceeds from the sale of such Common Stock by the Selling Stockholders. The 351,070 shares of Common Stock offered hereby are referred to herein as the "Selling Stockholders Shares."

Shares of Common Stock may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange (the "NYSE") or other exchanges on which the Common Stock is then traded, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders Shares may be sold in one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Stockholders Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of the exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for the other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

The aggregate proceeds to the Selling Stockholders from the sale of the Selling Stockholders Shares will be the purchase price of the Selling Stockholders Shares sold less the aggregate agents' commissions and underwriters' discounts, if any. By agreement, the Company will pay substantially all of the expenses incident to the registration of the Selling Stockholders Shares, except for selling commissions associated with the sale of the Selling Stockholders Shares, all of which will be paid by the Selling Stockholders.

The Common Stock is listed on the NYSE under the symbol "CLI." The closing price of the Common Stock as reported on the NYSE on April 15, 1997, was $30.625 per share.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                   The date of this Prospectus is May 9, 1997.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained therein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission:
Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by writing to the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. In addition, the Company's Common Stock is listed on the NYSE and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the securities offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

      a. The Company's Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 1996;

      b. The Company's Proxy Statement relating to the Annual Meeting of Stockholders to be held on May 15, 1997;

      c. The Company's Current Reports on Form 8-K dated January 31, 1997 and Form 8-K/A dated March 28, 1997 (File No. 1-13274); and

      d. The description of the Common Stock and the description of certain provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws, both contained in the Company's Registration Statement on Form 8-A, dated August 9, 1994.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner of the securities offered hereby to whom this Prospectus is delivered, upon written or oral request. Requests should be made to Barry Lefkowitz, Chief Financial Officer of the Company, 11 Commerce Drive, Cranford, New Jersey 07016-3510 (telephone number: (908) 272-8000).

                                   THE COMPANY

      Cali Realty Corporation is a fully-integrated real estate investment trust ("REIT") that owns and operates a portfolio comprised primarily of Class A office and office/flex buildings, as well as commercial real estate leasing, management, acquisition, development and construction businesses. As of February 28, 1997, the Company owned 100 percent of 123 properties encompassing approximately 11.4 million square feet (collectively, the "Properties"). The Properties are comprised of 54 office properties containing an aggregate of approximately 8.0 million square feet (the "Office Properties"), 57 office/flex properties containing an aggregate of approximately 3.0 million square feet (the "Office/Flex Properties"), six industrial/warehouse properties containing an aggregate of approximately 400,000 square feet (the "Industrial/Warehouse Properties"), two multi-family residential properties, two stand-alone retail properties, two land leases, and land for the development of seven million square feet of office space. As of February 28, 1997, the Office Properties and Office/Flex Properties were approximately 96.0 percent leased to approximately 1,100 tenants. The Company performs substantially all construction, leasing, management and tenant improvements on an "in-house" basis and is self-administered and self-managed. As of February 28, 1997, the Company had 186 employees.

      The Company's strategy has been to focus its development and ownership of office properties in sub-markets where it is, or can become, a significant and preferred owner and operator. The Company will continue this strategy by expanding, primarily through acquisitions, initially into sub-markets where it has, or can achieve, similar status. Management believes that the recent trend towards increasing rental and occupancy rates in office buildings in the Company's sub-markets continues to present significant opportunities for growth. The Company may also develop properties in such sub-markets, particularly with a view towards potential utilization of certain vacant land recently acquired or on which the Company holds options. Management believes that its extensive market knowledge provides the Company with a significant competitive advantage which is further enhanced by its strong reputation for and emphasis on delivering highly responsive management services, including direct and continued access to the Company's senior management.

      Cali Associates, the entity to whose business the Company succeeded in 1994, was founded by John J. Cali, Angelo R. Cali and Edward Leshowitz (the "Founders") who have been involved in the development, leasing, management, operation and disposition of commercial and residential properties in Northern and Central New Jersey for over 40 years and have been primarily focusing on office buildings for the past fifteen years. In addition to the Founders, the Company's executive officers generally have been employed by the Company and its predecessor for an average of approximately 10 years. The Company and its predecessor have built approximately four million square feet of office space, more than one million square feet of industrial facilities and over 5,500 residential units.

      The Company has elected to be taxed as a REIT for federal income tax purposes and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal taxation at regular corporate rates. As a result, such a failure would adversely affect the Company's ability to make distributions to its stockholders and could have an adverse affect on the market value and marketability of the Common Stock.

      To ensure that the Company qualifies as a REIT, the transfer of shares of capital stock of the Company, including the Common Stock, is subject to certain restrictions, and ownership of capital stock by any single person is limited to
9.8 percent of the value of such capital stock, subject to certain exceptions. The Company's Articles of Incorporation provide that any purported transfer in violation of the above-described ownership limitations shall be void ab initio.

      The shares of Common Stock of the Company are listed on the NYSE under the symbol "CLI." The Company has paid regular quarterly distributions on its Common Stock since it commenced operations as a REIT in 1994. The Company intends to continue making regular quarterly distributions to the holders of its Common Stock. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.

      All of the Company's interests in the Properties are held by, and its operations are conducted through, Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), or by entities controlled by the Operating Partnership. As of February 28, 1997, the Company was the beneficial owner of approximately 90 percent of the Operating Partnership and is its sole general partner. As used herein, the term "Units" refers to limited partnership interests in the Operating Partnership.

      The Company was incorporated under the laws of Maryland on May 24, 1994. Its executive offices are located at 11 Commerce Drive, Cranford, New Jersey 07016, and its telephone number is (908) 272-8000. The Company has an internet Web address at "http://www.calirealty.com."

                                 USE OF PROCEEDS

      The shares of Common Stock offered hereby are being registered for the account of the Selling Stockholders and, accordingly, the Company will not receive any proceeds from the sale of the Selling Stockholders Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

      The Selling Stockholders are Thomas A. Rizk, John R. Cali, Brant Cali, Barry Lefkowitz, Roger Thomas, James Nugent and Albert Spring. The Selling Stockholders Shares are presently issued and outstanding. The Selling Stockholders received the Selling Stockholders Shares pursuant to the terms of employment agreements entered into in January 1997 between the Company and each of the Selling Stockholders. Mr. Thomas A. Rizk serves as President, Chief Executive Officer and as a member of the Board of Directors of the Company. Mr. Rizk served as President, Chief Financial Officer and as a member of the Board of Directors of the Company since its formation until December 31, 1995. In addition, Mr. Rizk was a principal of Cali Associates and served as its General Counsel and as a member of its Executive Committee from 1989 to 1994 and as its Chief Financial Officer from 1991 to 1994. Mr. John R. Cali has served as Chief Administrative Officer of the Company since its formation. In addition, Mr. Cali was also a principal of Cali Associates and served as a member of its Long Range Planning Committee from 1981 to 1994 and its Executive Committee from 1987 to 1994. Mr. Brant Cali has served as Chief Operating Officer and Secretary of the Company since its formation. Mr. Brant Cali was also a principal of Cali Associates and served as a member of its Executive and Long Range Planning Committees from 1981 to 1994. Mr. Barry Leftkowitz serves as Chief Financial Officer of the Company. Mr. Roger Thomas serves as General Counsel and Assistant Secretary of the Company. Mr. James Nugent has served as Vice President-Leasing of the Company since its formation. Mr. Nugent also served as Senior Director of Leasing at Cali Associates from 1991 to 1994. Mr. Albert Spring has served as Vice President-Operations of the Company since its formation. In addition, Mr. Spring was responsible for construction management at Cali Associates from 1977 to 1994.

      The Selling Stockholders received an aggregate of 351,070 shares in connection with their employment agreements. The total number of shares received by each individual and offered hereby is as follows: Thomas A. Rizk - 151,555; John R. Cali - 55,555; Brant Cali - 55,555; Barry Lefkowitz - 25,260; Roger Thomas - 25,260; James Nugent - 20,205; Albert Spring - 17,680. The Selling Stockholders will receive all of the net proceeds from the sale of Selling Stockholders Shares offered hereby. Because the Selling Stockholders may sell all or part of their Selling Stockholders Shares pursuant to this Prospectus, and this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number and percentage of shares of Common Stock that will be held by the Selling Stockholders upon termination of the offering covered by this Prospectus.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the NYSE or other exchanges on which the Common Stock is traded, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders Shares may be sold in one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Stockholders Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of the exchange; and
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Any broker or dealer to be utilized by the Selling Stockholders will be selected by such Selling Stockholders. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with the sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

      Upon the Company being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of Selling Stockholders Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing: (i) the name of each such Selling Stockholders and of the participating broker-dealer(s), (ii) the number of Selling Stockholders Shares involved, (iii) the price at which such Selling Stockholders Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

      The Selling Stockholders reserve the sole right to accept and, together with any agent of the Selling Stockholders, to reject in whole or in part any proposed purchase of the Selling Stockholders Shares. The Selling Stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

      To the extent required, the amount of the Selling Stockholders Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a prospectus supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Stockholders and agents who execute orders on its behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

      Offers and sales of shares of the Common Stock have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Selling Stockholders Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Selling Stockholders Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

      The Selling Stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders or any such other person, and may affect the marketability of the Common Stock and the brokers' and dealers' ability to engage in market-making activities with respect to the Common Stock.

      The Company will pay substantially all of the expenses incident to the registration of the shares of Common Stock offered hereby, estimated to be approximately $25,000.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

General

      The authorized capital stock of the Company consists of 95,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). At March 24, 1997, 36,791,685 shares of Common Stock were issued and outstanding; no shares of Preferred Stock are outstanding as of the date hereof.

      Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote, subject to the provisions of the Company's Articles of Incorporation regarding the ownership of shares of Common Stock in excess of the Ownership Limit described below. Holders of shares of Common Stock have no preemptive rights or cumulative voting rights. All shares of Common Stock will, when issued, be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holders of shares of Common Stock if and when declared by the Board of Directors of the Company out of funds legally available therefor.

      Under Maryland law, stockholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each holder of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company, including debts and liabilities arising out of its status of general partner of the Operating Partnership.

      With certain exceptions, the Company's Articles of Incorporation provide that no person may own, or be deemed to own by virtue of the attribution rules of the Code, more than 9.8 percent of the value of the Company's issued and outstanding shares of capital stock. See "-- Restrictions on Transfer" below.

      The registrar and transfer agent for the Company's Common Stock is ChaseMellon Shareholder Services, LLC.

      Under the Company's Articles of Incorporation, shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to the issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law (the

"MGCL") and the Company's Articles of Incorporation to adopt resolutions and file Articles Supplementary with the State Department of Assessments and Taxation of Maryland, setting for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law. Because the Board of Directors has the power to establish the terms and conditions of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock power, preferences and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

Redemption Rights

      Persons who hold Units in the Operating Partnership have rights which enable them to require the Operating Partnership to redeem part or all of their Units for cash (based upon the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or, at the election of the Company, shares of Common Stock (on a one-for-one basis). The obligation to redeem the Units may be assumed by the Company in exchange for, at the Company's election, either cash or shares of Common Stock, provided that the Company may not pay for such redemption with shares of Common Stock to the extent that it would result in any person beneficially or constructively owning shares of Common Stock in excess of the Ownership Limit. See "-- Restrictions on Transfer" below.

Restrictions On Transfer

      Ownership Limits. For the Company to qualify as a REIT under the Code, no more than 50 percent of the value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

      The Company's Articles of Incorporation provide, subject to certain exceptions specified therein, that no holder may own, or be deemed to own by virtue of the attribution rules of the Code, more than 9.8 percent by value (the "Ownership Limit") of the outstanding capital stock of the Company. The Board of Directors may exempt a person from the Ownership Limit if evidence satisfactory to the Board of Directors or the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Directors no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee having the direct or beneficial ownership of shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT. Any transfer of securities that would: (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit; (ii) result in the shares of stock being owned by fewer than 100 persons; or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code shall be null and void, and the transferor will be deemed not to have transferred the shares.

      All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

      Every owner of more than 5 percent (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than January 31 of each year. In addition, every stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

      The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Directors.

                                  LEGAL MATTERS

      Certain legal matters in connection with this offering, including the validity of the issuance of the shares of Common Stock offered hereby, will be passed upon for the Company by Pryor, Cashman, Sherman & Flynn, New York, New York.

                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The combined financial statements of the Robert Martin Group included in Cali Realty Corporation's Current Report on Form 8-K/A dated March 28, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

================================================================================

   No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained therein is correct as of any time subsequent to the date hereof.

                              ---------------------

                                TABLE OF CONTENTS

                                                         Page
                                                         ----
                  Available Information................    2
                  Incorporation of Certain Documents by
                    Reference..........................    2
                  The Company..........................    3
                  Use of Proceeds......................    5
                  Selling Stockholders.................    5
                  Plan of Distribution.................    6
                  Description of Securities to be
                    Registered.........................    7
                  Legal Matters........................    9
                  Experts .............................    9

================================================================================

================================================================================

                                 351,070 Shares

                             CALI REALTY CORPORATION

                                  Common Stock

                              ---------------------

                                   PROSPECTUS

                              ---------------------

                                   May 9, 1997

================================================================================